Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2015 (except for Notes 2, 13 and 16, as to which the date is June 30, 2015) related to iHeartMedia Capital I, LLC and subsidiaries, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-203383) and related Prospectus of iHeartCommunications, Inc. for the registration of $950,000,000 aggregate principal amount of 10.625% Priority Guarantee Notes due 2023.

/s/ Ernst & Young LLP

San Antonio, Texas

June 30, 2015